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                                                                    Exhibit 99.2

                          CONSENT OF ALLIANT PARTNERS

   We hereby consent to the inclusion in this Registration Statement on Form S-
4 for Corel Corporation dated August   , 2001 of our name and summary of and
references to our fairness opinion rendered to the Board of Directors of Micrografx, Inc. on July 16, 2001 in the sections titled "Approval of the Merger--Background of the Merger," "Approval of the Merger--Micrografx's Reasons for the Merger and Recommendation of the Micrografx Board of Directors" and "Approval of the Merger--Opinion of Micrografx's Financial Advisor" and the inclusion of our fairness opinion letter, which is attached as Annex D to the Registration Statement.

Palo Alto, California                     /s/  Alliant Partners

August 10, 2001                             ALLIANT PARTNERS